EXHIBIT 8
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[LOGO -- REGALITO COPPER CORP]

FOR IMMEDIATE RELEASE

REGALITO COPPER CORP. TO DE-LIST COMMON SHARES FROM THE AMERICAN STOCK EXCHANGE

VANCOUVER, CANADA, July 6, 2006 - On May 12, 2006, PPC Canada Enterprises Corp. ("PPC Canada"), a wholly owned subsidiary of Pan Pacific Copper Co., Ltd. ("PPC"), acquired more than 90% of the issued and outstanding common shares of Regalito Copper Corp. (the "Common Shares") pursuant to a take-over bid. On May 15, 2006, PPC Canada gave notice to holders of the Common Shares not already owned by PPC Canada that it intended to acquire their shares pursuant to the compulsory acquisition provisions of the BUSINESS CORPORATIONS ACT (British Columbia). The compulsory acquisition is expected to complete on July 17, 2006 whereupon the Common Shares will be de-listed from the Toronto Stock Exchange ("TSX") and American Stock Exchange ("AMEX").

In the event that the compulsory acquisition does not occur on July 17, 2006, Regalito Copper Corp. ("Regalito") has informed the AMEX that it intends to take steps required to voluntarily de-list the Common Shares from the AMEX and to terminate the registration of the Common Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In such event, Regalito expects that trading of its Common Shares on the AMEX will cease on or around July 27, 2006. The Board of Directors of Regalito are of the opinion that in view of the small number of holders of the Common Shares (including less than 300 holders of record resident in the United States) and PPC Canada's election to acquire the remaining Common Shares pursuant to the compulsory acquisition, it is not in Regalito's best interest to continue to list the Common Shares for trading on the AMEX and to continue to incur the administrative and financial expenses involved in maintaining the registration of Common Shares under the Exchange Act.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, many of which are beyond the control of PPC, PPC Canada and Regalito, that could cause actual results to differ materially from those set forth in, or implied by, such forward looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Neither PPC, PPC Canada nor Regalito undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Mr. Eiji Kato
Chief Executive Officer and Director
Regalito Copper Corp.
tel: 81-3-3560-8628
fax: 81-3-3560-8637